                            ASSET PURCHASE AGREEMENT

                                  BY AND AMONG

                            ANNIE'S HOMEGROWN, INC.,

                            THE TAMARIND TREE LTD.,

                                      AND

                               HARSHAD M. PAREKH



                           Dated as of July 13, 1998

                            ASSET PURCHASE AGREEMENT
                            ------------------------

     This ASSET PURCHASE AGREEMENT ("Agreement"), is made as of this 13th day of July, 1998, by and among THE TAMARIND TREE LTD., a New Jersey corporation ("Seller"), HARSHAD M. PAREKH ("Parekh") and ANNIE'S HOMEGROWN, INC., a Delaware corporation ("Buyer") (individually, a "Party", and collectively, the "Parties").

                                   BACKGROUND
                                   ----------

     A. Seller is a food products business located at 1037 State Street, Perth Amboy, New Jersey, which produces and markets a line of heat and serve Indian food entree products under the company name "Tamarind Tree" and registered trademark "The Taste of India" (the "Brand").

     B. Seller wishes to sell, transfer, assign and convey to Buyer, and Buyer wishes to purchase from Seller, on the terms and subject to the conditions of this Agreement, certain of the assets of Seller that comprise the Brand and otherwise are used in or are related to Seller's business.

     NOW, THEREFORE, in consideration of the mutual obligations herein contained, the parties hereto, covenant and agree as follows:

                                   ARTICLE 1
                                   ---------

                          PURCHASE AND SALE OF ASSETS
                          ---------------------------

     1.1  Assets Included In Sale.   Subject to the terms and conditions of this
          -----------------------
Agreement, at the Closing (as defined in Section 1.7 hereof), Seller shall sell, assign, convey, transfer and deliver to Buyer, and Buyer shall purchase from Seller, all of Seller's right, title and interest in and to the assets listed below (collectively, the "Assets"), free and clear of any liens, claims, liabilities, encumbrances or obligations:

          (a) unfilled orders for the production and sale of the Brand (the "Backlog Orders");

          (b) supplies, tools, dies and jigs used in the production of the Brand;

          (c) lists of customers, suppliers and subcontractors;

          (d) intellectual property, including without limitation, the name "Tamarind Tree" and variants thereof, all corporate names, tradenames, trademarks, trade designations, trade dress, service marks, copyrights, trade secrets, recipes and formulations, whether registered or unregistered, goodwill associated therewith, licenses and sublicenses granted and obtained with respect thereto and rights thereunder, remedies against infringement thereof, and rights to protection of interests therein under the laws of all jurisdictions (collectively, the "Intellectual Property"); and

          (e) books, records, files, creative materials, advertising and promotional materials, studies, reports, information and documentation regarding the foregoing whether printed, written or stored in electronic media.

     1.2  Payment of Purchase Price.  The purchase price for the Assets (the
          -------------------------
"Purchase Price") shall be comprised of cash, royalties and sales overrides payable in the following amounts and manner:

          (a) Cash.  Buyer shall deliver, by certified or cashier's check or
              ----
wire transfer of immediatly available funds, on the Closing Date (as defined in Section 1.7 hereto), the total amount of Two Hundred Thousand Dollars ($200,000). Of this amount, the sum of One Hundred Seventy Five Thousand Dollars ($175,000) shall be wired directly to the State Bank of India, New York Branch ("State Bank") in accordance with its payment instructions, in full settlement and satisfaction of all claims of State Bank against Seller and Parekh, including without limitation, the judgment obtained by State Bank against Seller in the Superior Court of New Jersey, Law Division, Middlesex County, Docket No. L699-97 (filed November 19, 1997).

          (b) Royalties.  Buyer shall pay, not later than the thirtieth day
              ---------
following the end of each calendar quarter, for the period commencing on the Closing Date and ending on the fifth anniversary thereof, additional consideration in the form of royalties (the "Royalties") in the amount of six per cent (6%) of "adjusted net sales" (as defined below) of all products listed on Exhibit 1.2(c) hereto ("Base Products"), less any amounts previously advanced to Seller pursuant to Section 1.3 below. For purposes of this Agreement, "adjusted net sales" means gross sales of all Base Products, less cash discounts, damages, returns, off invoice allowances, billbacks, and the costs of advertising, demonstrations, coupons and trade shows associated with the Base Products.

          (c)  Overrides.
               ---------

          (i) Buyer shall pay to Seller, at intervals and times that may be agreed to by Buyer and Seller, but in no event less frequently than quarterly on the thirtieth (30th) day following the end of each calendar quarter, for the period commencing on the Closing Date and ending on the fifth anniversary thereof, additional compensation in the amount of two per cent (2%) of the amount by which "adjusted net sales" of Base Products exceeded Five Hundred Thousand Dollars ($500,000) during the same fiscal year (the "Base Product Override"), which amount shall be paid pro rata for any partial calendar quarter.

          (ii) Buyer shall pay to Seller, at intervals and times that may be agreed to by Buyer and Seller, but in no event less frequently than quarterly on the thirtieth (30th) day following the end of each calendar quarter, for the period commencing on the Closing Date and ending on the fifth anniversary thereof, additional compensation in the amount of two per cent (2%) of the "adjusted net sales" of all products in the Tamarind Tree line of products except Base Products during the same fiscal year (the "New Products Override"), which amount shall be paid pro rata for any partial calendar quarter.

     1.3  Royalty Advance.  Buyer shall advance (the "Advance") to Seller in
          ---------------
cash at the Closing Seventy Five Thousand Dollars ($75,000) against the Royalties due to Seller pursuant to subsection 1.2(b) for (i) use by Seller to settle or repay all unsecured liabilities of Seller as of the Closing Date; and, (ii) to the extent of any remainder after Seller has repaid all such unsecured liabilities in full, or entered into agreements providing for the full and final satisfaction of all such liabilities, for any other legitimate purpose related to Seller's business. Until the Advance shall have been repaid in full to Buyer, Buyer shall be entitled to withhold 25% of the Royalties, plus 50% of the Base Product Override and 50% of the New Product Override, if any, due to Seller. In the event that the amounts withheld pursuant to this Section 1.3 are insufficient to repay in full the Advance to Buyer prior to the fifth anniversary of the Closing Date, the unpaid portion of the Advance shall be repaid to Buyer by Parekh in cash not later than the sixth anniversary of the Closing Date, together with simple interest on average monthly balance of the unpaid portion at the Mid-Term Applicable Federal Rate then in effect for the period commencing on the day following the fifth anniversary of the Closing Date until the Advance is repaid in full to Buyer.

     1.4  Excluded Assets.  The Assets shall include only those assets listed in
          ---------------
Section 1.1 and shall not include accounts receivable billed prior to the Closing Date or other assets not listed in Section 1.1.

          (a) Seller shall collect for its own account, consistent with historical collection methods, using its own personnel and at its own expense, all accounts receivable billed prior to the Closing Date and in conformance with this Agreement. Seller shall not employ any collection technique that interferes with Buyer's ongoing business (including without limitation collection of the accounts receivable relating to the Backlog Orders that are invoiced prior to the Closing). The Parties agree that all collections of accounts receivable shall be applied to the invoices designated by the debtor. In the event the Parties cannot determine which invoice is being paid, then Buyer's Chief Financial Officer shall seek written confirmation from the debtor.

     1.5  Assumed Liabilities.
          -------------------

          (a) Liabilities to be Assumed.  As additional consideration for the
              -------------------------
purchase of the Assets, Buyer shall assume, perform and discharge the obligations for the completion and performance of the Backlog Orders (the "Assumed Liabilities").

          (b) Liabilities Not Assumed.  Buyer shall not assume or be bound by
              -----------------------
any duties, responsibilities, obligations or liabilities of any kind, direct or indirect, known or unknown, absolute or contingent of Seller or Parekh, or arising out of the operation of Seller for the period prior to the Closing Date, whether existing on the Closing Date or arising thereafter ("Liabilities"), other than the Assumed Liabilities, and takes the Assets free and clear of all liens and encumbrances other than those liens and encumbrances, if any, expressly set forth herein (the "Permitted Liens"). The provisions of this
Section 1.5 shall apply regardless of whether any Liabilities may be disclosed to Buyer pursuant to Article 2 hereof or otherwise, or whether Buyer, Seller or Parekh, or any of them, may have knowledge of the same. Without limiting the foregoing in any way, it is understood and agreed that Buyer does not assume, undertake or accept any liability of Seller or Parekh with respect to:

               (1) any employee or former employee of Seller;

               (2) any income, sales, capital gains, franchise or other tax arising out this transaction;

               (3) product liability claims arising prior to the Closing from the Brand or relating thereto;

               (4) any accounts payable or indebtedness; or

               (5) any other debt, liability, claim, judgment or obligation, whether known or unknown to Buyer, and whether disclosed or undisclosed pursuant to this Agreement, and whether or not contingent, that is outstanding on the date of this Agreement, or that results or arises from events, circumstances, or conditions that occurred or existed on or before the Closing Date.

     1.6  Employment Agreement.  Prior to or at the Closing, Buyer and Parekh
          --------------------
will enter into an employment agreement (the "Employment Agreement") substantially in the form attached hereto as Exhibit 1.6. The terms of Parekh's
                                             ------- ---
employment by Buyer shall be further in accordance with, and subject to, the policies set forth in Buyer's Employee Manual, as it may be amended from time to time.

     1.7  Satisfactory Due Diligence; Closing.
          -----------------------------------

          (a) Due Diligence.  The Closing of the transactions contemplated
              -------------
hereby shall be subject to Buyer's due diligence review of Seller's business and operations, and to Buyer's determination, in its sole discretion, that the results of such review are satisfactory and do not reveal adverse information regarding the Assets or the business prospects or operations of Seller.

          (b) Closing.  Subject to the completion of satisfactory due diligence
              -------
as set forth in this Section 1.7 and the fulfillment or waiver of the conditions set forth in Articles 6 and 7 hereof, the closing of the transactions contemplated hereby (the "Closing") shall take place on [DATE] (the "Closing Date") at the law offices of Jeffry L. Feldman, P.C., 67 Wall Street, New York, New York, or at such other date or other place as the Parties may agree in writing.

     1.8  Delivery And Payment.  At the Closing (i) Seller and/or Parekh shall
          --------------------
execute and deliver to Buyer, in form and substance reasonably satisfactory to
Buyer: the Employment Agreement; UCC-3 Termination Statement from State Bank; Bill of Sale in form satisfactory to Buyer; copies of all Contracts (as defined in Section 2.4); Officer's Certificate pursuant to Section 7.2; Secretary's Certificate as to Directors' Resolutions and Incumbency; Legal Existence and Good Standing Certificate for Seller from the State of New Jersey dated as of a date as close as practicable to the Closing Date; complete and correct copies of all patents, registrations, applications, licenses, agreements and permissions, (as amended to date) and correct and complete copies of all other written documentation evidencing ownership and prosecution (if applicable) of such item pursuant to Section 2.6.; evidence of the full satisfaction and release of all judgments against Seller existing as of the Closing Date; opinion of counsel for Seller pursuant to Section 7.8; evidence in form satisfactory to Buyer of a valid assignment or novation of the Truitt Brothers Supply Contract as more fully described in Subsection 7.6(a); and copies of all recipes, formulations and related information pursuant to Subsection 7.6(b); and (ii) Buyer shall execute and deliver to Seller and/or Parekh, as the case may be: the Employment Agreement; Officer's Certificate pursuant to Section 6.1; Secretary's Certificate as to Directors' Resolutions and Incumbency; Legal Existence and Good Standing Certificate for Buyer from the State of Delaware dated as of a date as close as practicable to the Closing Date; the cash portion of the Purchase Price; and, the Royalty Advance. In addition, the Parties shall deliver all other documents that are necessary to consummate the transactions contemplated by this Agreement, other than such action and documents as are to be taken or delivered at another date, as specifically provided in this Agreement.

     1.9  Further Assurances.  Seller and Parekh shall execute and deliver, or
          ------------------
cause to be executed and delivered, to Buyer from time to time after the Closing, as soon as practicable after the reasonable request of Buyer, such additional instruments of conveyance and transfer and take such other action as Buyer may reasonably request to vest in Buyer complete, valid and legal title to, and to transfer to Buyer, all Assets free and clear of all Liens of any nature whatsoever (other than Permitted Liens).

                                   ARTICLE 2
                                   ---------

              REPRESENTATIONS AND WARRANTIES BY SELLER AND PAREKH
              ---------------------------------------------------

     Seller and Parekh represent and warrant, jointly and severally, to Buyer that the statements contained in this Article 2 are correct and complete as of the date of the Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Article 2).

     2.1  Organization and Authority.  Seller is a corporation duly organized,
          --------------------------
validly existing and in good standing under the laws of the State of New Jersey. Each of Seller and Parekh have all requisite power and authority to enter into this Agreement and to perform their obligations hereunder. The execution, delivery and performance of this Agreement by Seller has been (or upon execution will be) duly authorized and approved by all necessary corporate action on its part, including without limitation, stockholder approval. This Agreement has been duly executed and delivered by, and constitutes the legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its terms. This Agreement has been duly executed and delivered by Parekh, and constitutes the legal, valid and binding obligation of Parekh, enforceable against Parekh in accordance with its terms.

     2.2  No Conflicts, Consents and Approvals.  Except as set forth in Exhibit
          ------------------------------------                          -------
2.2, the execution, delivery or performance of this Agreement and the
---
consummation of the transactions contemplated hereby will not (i) require Seller or Parekh to obtain the consent, license, permit, waiver, approval, authorization or other action of, by or with respect to, any governmental or nongovernmental person or entity, the failure of which to be obtained could materially affect Seller or the Assets, (ii) result in the breach of, violate or conflict with any of the terms or provisions of the articles of incorporation or bylaws of Seller, (iii) result in the breach of any of the terms or conditions of, or constitute (with due notice or lapse of time or both) a default under, or violate or conflict with any agreement, lease, note, contract, bond, indenture, license or other document or undertaking, oral or written, to which Seller or Parekh is a party or by which Seller or Parekh is bound and by which any of the Assets may be affected, (iv) violate any rule, regulation, order, writ, injunction or decree of any court, administrative agency or governmental body binding on Seller or on any of the Assets, or (v) otherwise have a material adverse effect on the Assets.

     2.3  Title.  Seller has good and marketable title to all of the Assets, in
          -----
each case free and clear of all mortgages, pledges, security interests, liens, claims, charges, encumbrances and defects (hereinafter individually referred to as a "Lien" and, collectively as "Liens") except for Permitted Liens, if any. The Assets listed in Exhibit 1.1 are owned by Seller and not any other party.
                     ------- ---

     2.4  Certain Contracts.   Seller has provided Buyer with true and complete
          -----------------
copies of all contracts, agreements, leases or commitments including amendments thereto, whether in the ordinary course of business or not, to which Seller is a party, which are binding upon any part of the Assets or which relate to the production, distribution, sales or marketing of the Brand (collectively, the "Contracts"). No Contract will require the consent of any other party to, or as a result of, the consummation of the transactions contemplated by this Agreement. None of the Contracts are with any officer, director or affiliate of Seller.

     2.5  Litigation.  Except as set forth on Exhibit 2.5 hereto, to the best of
          ----------                          ------- ---
Seller's knowledge after reasonable inquiry, there is no suit, action, proceeding, arbitration or litigation pending against Seller.

     2.6  Intellectual Property.
          ---------------------

          (a) Seller owns or has the right to use pursuant to valid license, sublicense, agreement, or permission all of the Intellectual Property. The Intellectual Property owned or used by Seller immediately prior to the Closing Date will be owned or available for use by the Buyer on identical terms and conditions immediately subsequent to the Closing Date. Each of the Seller and Parekh has taken all necessary and desirable action to maintain and protect the Intellectual Property.

          (b) Seller has not interfered with, infringed upon, misappropriated, or otherwise come into conflict with any intellectual property rights of third parties, and none of Seller's employees, officers or directors responsible for the Intellectual Property has ever received any charge, complaint, claim, demand, or notice alleging any such interference, infringement, misappropriation, or violation (including any claim that Seller must license or refrain from using any Intellectual Property or intellectual property rights of any third party). To the knowledge of Seller, Parekh and any other employee, officer or director of Seller with responsibility for the Intellectual Property, no third party has infringed upon, interfered with, misappropriated, or otherwise come into conflict with any intellectual property rights of Seller.

          (c) Exhibit 2.6 identifies each patent or registration which has been
              ------- ---
issued to Seller with respect to the Intellectual Property, identifies each pending patent, trademark or copyright application or application for registration which Seller has made or caused to be made on its behalf with respect to the Intellectual Property, and identifies each license, agreement, or other permission which Seller has granted to any third party with respect to the Intellectual Property. Seller has delivered to Buyer true, complete and correct copies of all patents, registrations, applications, licenses, agreements, and permissions (as amended to date) and has made available to Buyer correct and complete copies of all other written documentation evidencing ownership and prosecution (if applicable) of each such item. Exhibit 2.6 also identifies all trade names or unregistered trademarks used by Seller in connection with the Brand. With respect to each item of Intellectual Property:

          (1) Seller possesses all right, title, and interest in and to the item, free and clear of any security interest, license, or other restriction, other than a Permitted Lien;

          (2) the Intellectual Property is not subject to any outstanding injunction, judgment, order, decree, ruling, or charge;

          (3) no action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand is pending or is threatened which challenges the legality, validity, enforceability, use, or ownership of any part of the Intellectual Property; and

          (4) none of the Seller, Parekh, or any other officer of director of Seller has ever agreed to indemnify any person for or against any interference, infringement, misappropriation, or other conflict with respect to the Intellectual Property.

     2.7  Conduct of Business.  To the best of Seller's knowledge, since August
          -------------------
7, 1997 the affairs of Seller have been conducted only in the ordinary course of business and neither Seller nor Parekh has done any act, or has knowledge that any other person has done any act, to undermine the transfer of the Assets or harm the commercial viability or business prospects of the Brand.

     2.8  No Fraudulent Transfer.  The consideration to be paid for the Assets
          ----------------------
represents their fair market value as determined by Seller after reasonable investigation, and the execution, delivery of and performance by Seller of its obligations under this Agreement will not constitute a fraudulent transfer nor otherwise be contrary to any obligations owed to the creditors of Seller. Notwithstanding any to the contrary herein, Seller shall use the Advance to settle or repay all unsecured liabilities of Seller as of the Closing Date and for no other purpose until all such unsecured liabilities have been paid in full, or Seller shall have entered into agreements providing for the full and final satisfaction of all such liabilities.

     2.9  Confidential Information of Seller.  Seller acknowledges that under
          ----------------------------------
the terms of the Employment Agreement, Parekh will be permitted to disclose to Buyer all information relating to the Brand, including trade secrets and any and all other confidential information of Seller relating to the Brand.

                                   ARTICLE 3
                                   ---------

                    REPRESENTATIONS AND WARRANTIES BY BUYER
                    ---------------------------------------

     Buyer represents and warrants to Seller that the statements contained in this Article 3 are correct and complete as of the date of the Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Article 3).

     3.1  Organization and Authority.  Buyer is a Delaware corporation duly
          --------------------------
organized, validly existing and in good standing under the laws of the state of Delaware. Buyer has all requisite power and authority to enter into this Agreement and to perform its obligations hereunder. The execution, delivery and performance of this agreement by Buyer has been (or upon execution will be) duly authorized and approved by all necessary action on its part. This Agreement has been duly executed and delivered by, and constitutes the valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms.

     3.2  No Conflicts, Consents and Approvals.  Except as set forth in Exhibit
          ------------------------------------
3.2, the execution, delivery or performance of this Agreement and the consummation of the transactions contemplated hereby will not (i) require Buyer to obtain the consent, license, permit, waiver, approval, authorization or other action of, by or with respect to, any governmental or nongovernmental person or entity, (ii) result in the breach of, violate or conflict with any of the terms or provisions of the Articles of Incorporation, as amended, or the Amended Bylaws of Buyer, (iii) result in the acceleration or breach of any of the terms or conditions of, or constitute (with due notice or lapse of time or both) a default under, or violate or conflict with any agreement, lease, note, contract, bond, indenture, license or other document or undertaking, oral or written, to which Buyer is a party or by which it is bound and which could materially adversely affect the consummation of the transactions contemplated hereby or
(iv) violate any rule, regulation, order, writ, injunction or decree of any court, administrative agency or governmental body binding on Buyer.

                                   ARTICLE 4
                                   ---------

                         COVENANTS OF SELLER AND PAREKH
                         ------------------------------

     Each of Seller and Parekh covenant and agree as follows:

     4.1  General.  Seller will use its best efforts to take all action and do
          -------
all things necessary or appropriate in order to consummate and make effective the transactions contemplated by this Agreement (including satisfaction of the closing conditions set forth in Article 6 hereto).

     4.2  Guaranty of Seller.  Seller and Parekh guarantee to Buyer the
          ------------------
performance by Seller of each and every covenant, agreement or undertaking by Seller and Parekh contained herein, and agrees that the guaranty herein shall be absolute and unconditional, and without limiting the foregoing shall be further secured by the Royalties, Base Product Override and New Product Override due to Seller hereunder, with full right of offset.

     4.3  Conduct of Business.  Seller shall operate Seller's business only in
          -------------------
the normal and ordinary course consistent with past practices and, consistent with such operations, will use its best efforts to perform all of its contractual obligations and to preserve the value of the Assets and the commercial prospects of the Brand through the Closing Date. Seller will maintain itself as an ongoing entity and shall not take any action, or permit itself to suffer any action that would result in a dissolution or winding up of the business of Seller prior to, or for six (6) months after, the Closing Date, including but not limited to the filing of a voluntary petition in bankruptcy, or seeking reorganization, in order to effect a plan or other arrangement with creditors or any other relief under the Bankruptcy Code, or under any state or federal law granting relief to debtors, whether now or hereafter in effect; or consent to any involuntary petition or proceeding pursuant to the Bankruptcy Code or any other applicable state or federal law relating to bankruptcy, reorganization or other relief for debtors filed or commenced against the Company; or the filing of an answer admitting the jurisdiction of the court and the material allegations of any involuntary petition.

     4.4  Noncompetition Agreement.  For a period of three (3) years following
          ------------------------
the Closing Date, Seller will not, directly or indirectly, compete with Buyer in the sale of heat and serve Indian food entree products in North America.

     4.5  Access to Books and Records.  Seller shall permit (and will cause
          ---------------------------
Seller's employees to permit) Buyer and its agents to have full access at reasonable times, to all premises, properties, personnel, books, records, contracts and documents of, or pertaining to, Seller's business for the purpose of conducting Buyer's due diligence in connection with this Agreement.

     4.6  Notice of Developments.  Seller and Parekh shall give prompt written
          ----------------------
notice to Buyer of any adverse development causing a breach of any of its or his own representations and warranties in Article 2 hereof. No disclosure by Seller, Parekh or any other party pursuant to this Section 4.6, however, shall be deemed to prevent or cure any misrepresentation, breach of warranty, or breach of covenant.

     4.7  Corporate Name.  Unless Seller shall have changed its name sooner in
          --------------
compliance herewith, not later than ninety (90) days after the Closing Date, Seller shall change its corporate name to a name which does not include its present corporate name and which is not confusing with the corporate name or other Intellectual Property being transferred hereunder.

     4.8  Exclusivity.  Seller will not (i) solicit, initiate, or encourage the
          -----------
submission of any proposal or offer from any person relating to the acquisition of the capital stock or other voting securities of Seller, or any substantial portion of the Assets (including any acquisition structured as a merger, consolidation, or share exchange) or (ii) participate in any discussions or negotiations regarding, furnishing any information with respect to, assist or participate in, or facilitate in any other manner any effort or attempt by any other person to do any of the foregoing. Seller will notify Buyer immediately if any person makes any proposal, offer, inquiry, or contact with respect to any of the foregoing.

     4.9  Publicity.  Seller will not issue any press release or make any public
          ---------
announcement or disclosure relating to the subject matter of this Agreement prior to the Closing Date without the prior written approval or Buyer.

                                   ARTICLE 5
                                   ---------

                               COVENANTS OF BUYER
                               ------------------

     5.1  General.  Buyer will use its best efforts to take all action and do
          -------
all things necessary, proper, or advisable in order to consummate and make effective the transactions contemplated by this Agreement (including satisfaction of the closing conditions set forth in Article 7 hereto).

     5.2  Guaranty of Buyer.  Buyer guarantees to Seller the performance by
          -----------------
Buyer of each and every covenant, agreement or undertaking by Buyer contained herein, and agrees that the guaranty herein shall be absolute and unconditional.

                                   ARTICLE 6
                                   ---------

          CONDITIONS PRECEDENT TO THE OBLIGATIONS OF SELLER AND PAREKH
          ------------------------------------------------------------

     The obligations of Seller and Parekh to close the transactions contemplated by this Agreement at the Closing shall be subject to the fulfillment (or waiver by Seller or Parekh as the case may be), prior to or at the Closing, of each of the following conditions:

     6.1  Buyer Compliance.  Buyer shall have complied with and performed in all
          ----------------
material respects all the terms, covenants and conditions of this Agreement to be complied with and performed by the Closing Date, and each of the representations and warranties made by Buyer in this Agreement shall be true and correct in all material respects on and as of the Closing Date and Seller shall have received at the Closing a certificate to that effect dated as of the Closing Date and executed on behalf of Buyer by a duly authorized officer of Buyer.

     6.2  Legal Constraints.  There shall not have been issued and be in effect
          -----------------
any injunction, order, decree or judgment of any court or tribunal of competent jurisdiction, or enactment or promulgation of any applicable statute, rule or regulation by any governmental or regulatory authority, prohibiting the consummation of the transactions contemplated by this Agreement.

     6.4  Payment of Purchase Price.  The cash portion of the Purchase Price and
          -------------------------
the Advance shall have been tendered in accordance with Sections 1.2 and 1.3, respectively.

     6.5  Documents; Employment Agreement.  Buyer shall have executed and
          -------------------------------
delivered to Seller the documents and instruments to be delivered by Buyer as provided in Section 1.8, including without limitation the Employment Agreement, and the same shall be in full force and effect.

                                   ARTICLE 7
                                   ---------

                CONDITIONS PRECEDENT TO THE OBLIGATIONS OF BUYER
                ------------------------------------------------

     The obligations of Buyer to close the transactions contemplated by this Agreement at the Closing shall be subject to the fulfillment (or waiver by Buyer), prior to or at the Closing, of each of the following conditions:

     7.1  No Liens.  As of the Closing Date, each of the Assets shall be owned
          --------
by Seller free and clear of all liens and encumbrances other than Permitted
Liens.

     7.2  Seller and Parekh Compliance.  Each of Seller and Parekh shall have
          ----------------------------
complied with and performed in all material respects all the terms, covenants and conditions of this Agreement to be complied with and performed by them by the Closing Date, and each of the representations and warranties made by Seller and Parekh in this Agreement shall be true and correct in all material respects on and as of the Closing Date and Buyer shall have received at the Closing a certificate to that effect dated as of the Closing Date and executed on behalf of Seller by a duly authorized officer of Seller.

     7.3  Approval of the State Bank.  Buyer shall have received, in form
          --------------------------
reasonably satisfactory to Buyer in its sole discretion, an undertaking signed by a duly authorized officer of State Bank to the effect that State Bank will terminate the Security Interest at the Closing, and accept the cash sum of One Hundred Seventy Five Thousand Dollars ($175,000) at the Closing, in full settlement and satisfaction of the judgment referred to in Section 1.2(a) and any and all other claims of State Bank against Seller, guarantors of the obligations underlying such judgment, and Buyer, conditioned solely upon payment by Buyer, on behalf of Seller, of the cash sum of One Hundred Seventy Five Thousand Dollars ($175,000).

     7.4  Satisfaction of Judgments.  Buyer shall have received, in form
          -------------------------
reasonably satisfactory to Buyer in its sole discretion, evidence of the satisfaction and release of all judgment liens and pending litigation judgments to which the Seller is a party.

     7.5  Legal Constraints.  There shall not have been issued and be in effect
          -----------------
any injunction, order, decree or judgment of any court or tribunal of competent jurisdiction, or enactment or promulgation of any applicable statute, rule or regulation by any governmental or regulatory authority, prohibiting the consummation of the transactions contemplated by this Agreement or which has the potential to materially adversely affect the value of the Assets or the right of Buyer to own and operate Sellers business or to own and operate Buyer's businesses.

     7.6  Truitt Brothers.
          ---------------

          (a) That certain Supply Agreement dated April 20, 1993 by and between Truitt Brothers, Inc., an Oregon corporation ("Truitt Brothers"), and Seller, shall have been validly assigned or novated to Buyer on terms that are acceptable to Buyer in its sole discretion and such assignment or novation shall be in full force and effect as of the Closing Date.

          (b) Truitt Brothers shall have disclosed to Buyer all recipes, formulations and related information in its possession for the manufacture of all products comprising the Brand.

     7.7  Documents.  Seller shall have executed and delivered to Buyer the
          ---------
documents and instruments to be delivered by Seller as provided in Section 1.8, and the same shall be in full force and effect.

     7.8  Legal Opinion.  Buyer shall have received from counsel for Seller an
          -------------
opinion in form and substance as set forth in Exhibit 7.8 hereto, addressed to
                                              ------- ---
Buyer, and dated as of the Closing Date.

     7.9  Consent of Fremont.  Buyer shall have obtained the consent of its
          ------------------
lender, Fremont Financial Corporation ("Fremont") to the transaction.

                                   ARTICLE 8
                                   ---------

                          REMEDIES AND INDEMNIFICATION
                          ----------------------------

     8.1  Survival of Representations, Warranties, Covenants and Obligations.
          ------------------------------------------------------------------
The respective covenants, representations and warranties of Buyer, Seller and Parekh contained in this Agreement or in any certificates or other documents delivered prior to or on the date of this Agreement shall not be deemed waived or otherwise affected by any investigation made by the Parties hereto. Each and every covenant, representation and warranty shall survive the Closing and remain in full force indefinitely.

     8.2  Indemnification of Buyer.  Seller and Parekh, jointly and severally,
          ------------------------
shall indemnify, defend and hold harmless Buyer, and its officers, directors, employees and agents (collectively, "the Buyer Indemnified Persons"), and will pay to the Buyer Indemnified Persons, with the right of offset against the Royalties, Base Product Override and New Product Override, the amount of any and all losses, claims, damages, liabilities, costs and expenses (including, without limitation, reasonable attorneys' fees), to which the Buyer Indemnified Persons may become subject related to or arising out of (i) any Liabilities other than Assumed Liabilities, (ii) any failure on the part of Seller or Parekh to pay, perform, satisfy or discharge any debt or other obligation of the Seller or Parekh, (iii) any claim that this transaction constitutes a fraudulent conveyance by Seller, (iv) any claim the this transaction violates any bulk transfer laws in any jurisdiction, and (v) any breach of any representation, warranty, covenant or agreement of Seller or Parekh contained in this Agreement or in any other instrument or document delivered pursuant hereto.

     8.3  Indemnification of Seller and Parekh.  Buyer shall indemnify, defend
          ------------------------------------
and hold harmless Parekh and Seller, and its officers, directors and employees, and each of their agents (collectively, the "Seller Indemnified Persons"), and will pay to the Seller Indemnified Persons, the amount of any and all losses, claims, damages, liabilities, costs and expenses (including, without limitation, reasonable attorneys' fees) to which the Seller Indemnified Persons may become subject related to or arising out of (i) any Assumed Liability, (ii) any breach of any representation, warranty, covenant or agreement of Buyer contained in this Agreement or in any other instrument or document delivered pursuant hereto.

     8.4  Notice.
          ------

          (a) An indemnified party shall promptly give notice to the indemnifying party within 15 business days after actual receipt of service or summons to appear in any action begun in respect of which indemnity may be sought hereunder, or actual notice of assertion of a claim with respect to which the indemnified party seeks indemnification. Failure to so notify the indemnifying party shall not cause the indemnified party to lose such party's right to indemnification unless, and then only to the extent that, such failure to so notify results in the loss of substantive rights or defenses or otherwise prejudices the indemnifying party.

          (b) If there be a final judgment for the plaintiff in any such action or proceeding, then the indemnifying party shall indemnify and hold harmless the indemnified party from and against any loss or liability (to the extent stated above) by reason of such judgment. No indemnifying party shall, without the prior written consent of the indemnified party, effect any settlement of any pending or threatened proceeding without the written approval of the indemnified party.

     8.5  Remedies.  The remedies provided in this Article 8 will not be
          --------
exclusive of, or limit any other remedies, that may be available to any of the Parties, the Seller Indemnified Persons or the Buyer Indemnified Persons.

                                   ARTICLE 9
                                   ---------

                             MISCELLANEOUS MATTERS
                             ---------------------

     9.1  Expenses.  Whether or not the transactions contemplated by this
          --------
Agreement are consummated, the Parties agree to pay their own expenses incurred in connection with the negotiation, execution and performance of this Agreement, including, without limitation, fees of attorneys, consultants, accountants or other agents, or other similar costs of Closing.

     9.2  Notices.  All notices, requests, demands and other communications to
          -------
be given pursuant to this Agreement shall be in writing and will be delivered personally, telecopied or sent by recognized overnight delivery service as follows, and will be deemed given and effective when so delivered personally or telecopied; provided, however, that in the case of such communications delivered by an overnight delivery service, such shall be effective one day following delivery.

     If to Buyer:

          Annie's Homegrown, Inc.
          395 Main Street
          Wakefield, MA 01880
          Attn:  Neil Raiff, Chief Financial Officer

          Fax:  781/224-9728
     with a copy to:

          Farella Braun & Martel LLP
          235 Montgomery Street
          San Francisco, CA 94104
          Attn.:  James E. Grand, Esq.

          Fax:  415/954-4419

     If to Seller:

          Harshad M. Parekh
          1037 State Street
          Perth Amboy, New Jersey 08861

          Fax: 732/293-1507

     with a copy to:

          Jeffry L. Feldman, P.C.
          67 Wall Street
          New York, NY 10005

          Fax:  212/514-8902

     Any party may change the address or facsimile telephone number to which communications or copies are to be sent by giving notice of such change of address in conformity with the provisions of this Section 9.2 for the giving of notice.

     9.3  Extensions, Waivers and Amendments.  The Parties may by written
          ----------------------------------
agreement (i) extend the time for performance of any of the obligations or other acts of the Parties hereto, (ii) waive any inaccuracies in the representations contained in this Agreement or in any of the documents delivered pursuant to this Agreement and (iii) waive compliance with or modify any of the agreements contained in this Agreement and waive or modify performance of any of the obligations of any of the Parties hereto; provided, however, that no failure or delay on the part of any Party in exercising any of its respective rights hereunder upon any failure by any other party to perform or observe any condition, covenant or provision herein contained shall operate as a waiver thereof, nor shall any single or partial exercise of any such rights preclude any other or further exercise thereof or the exercise of any other right hereunder.

     9.4  Successors and Assigns.  The Parties shall not have the right to
          ----------------------
assign all or any part of its interest in this Agreement without the prior written consent of the other party. This Agreement shall be binding upon and shall inure to the benefit of the Parties and their successors and permitted assigns, if any.

     9.5  No Third-Party Benefits.  Nothing in this Agreement shall be deemed to
          -----------------------
create any right or obligation in anyone not a Party hereto, and this Agreement shall not be construed in any respect to be a contract or agreement in whole or in part for the benefit of or binding upon anyone not a Party hereto.

     9.6  Entire Agreement.  This Agreement and the Exhibits hereto constitute
          ----------------
the entire agreement among the Parties with respect to the transactions contemplated herein and supersede all prior oral and written agreements understandings and undertakings among the Parties relating to the subject matter hereof.

     9.7  Governing Law and Jurisdiction.  This Agreement shall be governed by
          ------------------------------
and construed in accordance with the laws of the State of New York applicable to contracts entered into and to be performed entirely within New York.

     9.8  Section Headings Construction.  The section headings used herein are
          -----------------------------
for convenience of reference only, are not a part of this Agreement and are not to affect the construction of, or be taken into consideration in interpreting, any provision of this Agreement.

     9.9  Counterparts.  This Agreement may be executed in one or more
          ------------
counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

     9.10  Severability.  In the event that any one or more of the provisions
           ------------
contained in this Agreement shall be invalid, illegal or unenforceable in any respect for any reason, the validity, legality, and enforceability of any such provision in every other respect and of the remaining provisions of this Agreement shall net in any way be affected or impaired.

     9.11  Covenant of Further Assurances.  The Parties hereby agree to execute
           ------------------------------
such other documents and perform such other acts as may be necessary or desirable to carry out the purposes of this Agreement.

                            [Signature Page Follows]

     IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be duly executed and delivered as of the day and year first above written.

                                SELLER:  THE TAMARIND TREE, LTD.
                                         a New Jersey corporation

                                         By:
                                            ------------------------------
                                               Harshad M. Parekh
                                         Its:  President


                                PAREKH:

                                         ---------------------------------
                                               Harshad M. Parekh
                                                 Individually



                                BUYER:   ANNIE'S HOMEGROWN, INC.
                                         a Delaware corporation

                                         By:
                                            ------------------------------
                                               Paul A. Nardone
                                         Its:  President and Chief
                                               Operating Officer